Exhibit 99.1

Beyond Commerce Inc.

Unaudited Pro Forma Condensed Consolidating Financial Information

The unaudited pro forma condensed consolidating financial information included herein has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission.

Pro forma adjustments are limited to the effects or events that are directly attributable to the transaction, factually supportable and for the statement of operations expect to have a continuing impact on the registrant.

The following unaudited pro forma condensed consolidating balance sheets are based on the historical audited balance sheets of Beyond Commerce, Inc (“BYOC”) and the audited PathUX, LLC. (“PathUX”) as of December 31, 2018 and the interim financial statements as of March 31, 2019.  The following unaudited pro forma condensed consolidating statements of operations are based on the historical statements of operations of BYOC and the audited PathUX for the year ended December 31, 2018 and three months ended March 31, 2019.

The Company closed this transaction on June 4, 2019 with PathUX, On this date Robert Bisson, received 31,500,000 shares of Beyond Commerce’s restricted common stock, Christian Schine received 31,500,000 shares of Beyond Commerce’s restricted common stock, and Ryan Rich, received 7,000,000 shares of Beyond Commerce’s restricted common stock. The effective date of this business combination between Beyond Commerce and PathUX LLC, is May 31, 2019, when Beyond Commerce received 100% of PathUX membership interest, assets consisting of the company’s website, customer lists, current customer base, and customer’s in the company’s pipeline and proprietary software.

On May 31, 2019 the three members Robert Bisson, Christian Schine, and Ryan Rich of PathUX, LLC, received and aggregate of 70,000,000 shares of Beyond Commerce’s restricted common stock valued $427,000. The $427,000 is reflected as deposit on the acquisition of PathUX to be held in escrow pending the following alternatives:

i.Ninety (90) days after closing, Beyond Commerce, Inc. at the discretion of the former PathUX LLC members shall owe $1,000,000 to the three former members. The payment due date may be extended at the discretion of the Company for an additional ninety (90) days, for a total of one hundred eighty (180) days, through incremental cash payment aggregating $300,000 of additional monetary compensation.

ii.Company will also during this time period, and once again at the discretion of the former members, issue a $2,000,000 convertible promissory note, which carries a two year quarterly amortizing payment requirement of $317,068.45 starting on December 30, 2019, and an 8.0% interest rate, this note is fully amortized on June 30, 2021.

The BYOC unaudited pro forma condensed consolidating statement of operations for the year ended December 31, 2018 gives effect to the acquisition of PathUX assets as if it had occurred on January 1, 2018.  The unaudited pro forma condensed consolidating balance sheets give effect to the acquisition of PathUX assets as if it had occurred on January 1, 2018.

The following unaudited pro forma condensed consolidating balance sheets as of December 31, 2018 and unaudited pro forma condensed statement of operations for the year ended December 31, 2018 are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved, nor are they necessarily indicative of the future operating results.

BEYOND COMMERCE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2018

	Beyond Commerce Inc.	PathUX LLC		Proforma Adjustments		Proforma Balance
ASSETS	(Audited )	(Audited )
Current assets:
Cash & cash equivalents	$79,890	$67,787		$		$147,677
Accounts receivable, net	-	5,492			-	5,492
Total current assets	79,890	73,279			0	153,169

Proprietary software, net	-	749,950	3)		313,491	1,063,441
Intangible assets			2)		3,000,000	2,155,006
Deposit for investment in acquisitions Service 800 & PathUX	572,000	-	1)		427,000	999,000
	$651,890	$823,229			$2,895,497	$4,370,616
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$79,833	$132,783			$-	$212,616
Short-term contingent acquisition liability	-	-	2)		1,000,000	1,000,000
Other current liabilities	639,712	-	3)		158,943	1,078,655
Accrued payroll & related items	1,924,395	-			-	1,924,395
Derivative liability	2,480,543	-				2,480,543
Accrued payroll taxes	1,077,163	-			-	1,077,163
Short-term borrowings - net of discount	81,136	-			-	81,136
Pursglove judgment interest	2,363,192					2,363,192
Pursglove judgment payable	5,758,322	-			-	5,758,322
Total current liabilities	14,404,294	132,783			1,438,943	15,976,020

Long-term contingent acquisition liability	-	-	2)		2,000,000	2,000,000

Long- term borrowings, net of discount	143,478	-				143,478

Total liabilities	14,547,772	132,783			3,438,943	18,119,498

Commitments and Contingencies

Mezzanine Equity:
Preferred stock, $0.001 par value of 250,000,000 shares authorized and 220,000,000 and 250,000,000 shares issued and outstanding as of September 30, 2018 and December 31,2017, respectively	250,000	-			-	250,000
Shareholders Deficit:
Common stock, $0.001 par value, 1,900,000,000 shares authorized as of December 31, 2018 and 1,017,450,000 and 1,000,000,000 issued and outstanding as of December 31, 2018 and at December 31, 2017, respectively.	1,017,450		1)		70,000	1,087,450
Members' equity		690,446	3)		(690,446)	-
Additional paid in capital	27,599,349	-	1)		357,000	27,956,349
Accumulated deficit	(42,762,681)	-	4)		(280,000)	(43,042,681)
Total stockholders' deficit	(13,895,882)	690,446			(543,446)	(13,748,882)

Total liabilities and stockholders' deficit	$651,890	$823,229			$2,895,497	$4,370,616
See notes to pro forma statements.

BEYOND COMMERCE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2018

	Beyond Commerce Inc.	PathUX LLC		Proforma Adjustments	Proforma Balance
	(Audited )	(Audited )
Revenues	$-	$1,611,265		$-	$1,611,265

Operating expenses
Cost of goods sold	-	1,142,468		-	1,142,468
Selling, general and administrative	226,882	30,475		-	257,357
Payroll expense	360,000	-		-	360,000
Depreciation	-	133,915		-	133,915
Professional Fees	1,173,929	56,825		-	1,230,754
Total operating expenses	1,760,810	1,363,683		-	3,124,493

Income (loss) from operations	(1,760,810)	247,582		-	(1,513,228)

Non-operating income (expense)
Interest expense	(904,530)	(8,747)	4)	(280,000)	(1,193,277)
Amortization of debt discount	(174,614)	-		-	(174,614)
Other income (expense)	-	(24,611)		-	(24,611)
Derivative related expenses	(1,109,769)	-		-	(1,109,769)
Change in derivative liability	(346,516)	-		-	(346,516)
Total non-operating income (expense)	(2,535,429)	(33,358)		(280,000)	(2,848,787)

Provision for income tax	-	-		-	-

Net income (loss)	$(4,296,239)	$214,224		$(280,000)	$(4,362,015)

Net income (loss) per common share-basic and diluted	$(0.00)				$(0.00)

Weighted average shares of capital outstanding – basic	1,008,065,890		1)	70,000,000	1,078,065,890

Weighted average shares of capital outstanding – diluted	1,008,065,890		1)	70,000,000	1,078,065,890
				.
See notes to pro forma statements.

Beyond Commerce, Inc.
Pro Forma Legend

1)	To record the securities purchase agreement with the PathUX LLC entered into on May 31, 2019,which includes the initial stock issuances of 70,000,000 shares of stock.

2)	To record the PAthUX LLC transaction reflecting the $2,000,000 Seller Note at 8% interest $1,000,000 in cash and the related acquisition liability contingency. This transaction potentially may occur at the discretion of the selling
Members'.

3)	To reflect the purchase accounting treatment of the fair market value of the acquired assets.
Upon a full analysis of the sundry assets and liabilities being acquired this number will be subject to change.

4)	To reflect interest effect of the contingent acquisition liability from the issuance of the PathUX LLC related debt.